Exhibit 99.1

Camden National Corporation Announces 7.7% Increase in Second Quarter 2003 Earnings Per Share Results

July 29, 2003, Camden, Maine: Robert W. Daigle, President and Chief Executive Officer of Camden National Corporation (AMEX: CAC), today announced earnings per diluted share of $0.56 for the second quarter of 2003 compared to $0.52 per diluted share reported for the second quarter of 2002, an increase of 7.7%. Net income for the second quarter of 2003 was $4.5 million compared to net income after tax of $4.2 million recorded for the second quarter of 2002. Net income for the first six months of 2003 was $8.8 million or $1.0 million above net income of $7.8 million recorded for the same period in 2002. After adjusting for the effect of the adoption of SFAS No. 142 “Goodwill and Other Intangible Assets” and the resulting after-tax write-down of $449,000 recorded during last year’s first quarter, earnings for the first six months of 2002 would have been $8.3 million.

Total assets were $1.3 billion at June 30, 2003, a 10.8% increase from a year ago. Total loans were $900.0 million at June 30, 2003, up 19.3% from $754.5 million at June 30, 2002. Deposits totaled $845.1 million at June 30, 2003, an increase of 4.5% over quarter-end levels a year ago.

Total shareholders’ equity at June 30, 2003 was $121.6 million, which resulted in a total risk-based capital ratio of 13.58%. This compares favorably to the 10.0% minimum required by the Federal Reserve Board to be considered a well-capitalized bank holding company. Although non-performing loans to total loans decreased from 1.00% at June 30, 2002 to 0.74% at June 30, 2003, net charge-offs, through the first six months of 2003, were $2.0 million, compared to $1.2 million for the same period in 2002. The increase in net charge-offs reflects the effect of a softening economy in the markets served by Unitedkingfield Bank. However, the Company’s Corporate Risk Management Group has been monitoring the situation closely and the Company believes adequate reserves have been set aside to address any foreseeable adverse developments.

The Company reported that it repurchased 105,630 common shares at an average price of $24.68 per share during the first six months of 2003; and it declared a dividend of $0.19 per share for the second quarter, bringing the total dividends year-to-date to $0.36 per share, resulting in a pay out of 32.7% of net income for the first six month of the year.

Daigle concluded the earnings announcement by noting, “We will continue to focus our strategies on building long-term, sustainable shareholder value by delivering the best customer service experience at each of our subsidiaries, while working to balance the call for capital preservation with effective capital deployment.”

Camden National Corporation, headquartered in Camden, Maine, and listed on the American Stock Exchange under the symbol CAC, is the holding company for a family of three financial services companies, including: Camden National Bank (CNB), a full-service community bank with 12 banking offices serving Mid-coast, Kennebunk and Portland, Maine, and online at www.camdennational.com, and recipient of the Governor’s Award for Business Excellence in 2002; UnitedKingfield Bank (UKB), a full-service community bank with 16 offices serving Central, Eastern and Western Maine and online at www.unitedkingfield.com; and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland and Bangor, Maine and online at www.acadiatrust.com. In addition, Acadia Financial Consultants operates as a division of CNB and UKB, to offer full-service brokerage services.

This press release and the documents incorporated by reference herein contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “believe”, “expect”, “anticipate”, “intend”, “estimate”, “assume”, “will”, “should”, and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance or achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

Some of the factors that might cause these differences include the following: changes in general, national or regional economic conditions; changes in loan default and charge-off rates; reductions in deposit levels necessitating increased borrowing to fund loans and investments; changes in interest rates; changes in laws and regulations; changes in the size and nature of the Company’s competition; and changes in the assumptions used in making such forward-looking statements. Other factors could also cause these differences. For more information about these factors please see our Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Camden National Corporation

(In thousands, except per share data)

	June 30,	June 30,	December 31,
	2003	2002	2002
Balance Sheet Data
Assets	$1,279,273	$1,154,288	$1,218,419
Loans	899,973	754,474	808,882
Allowance for Loan Losses	14,117	14,235	15,242
Investments	282,924	306,551	314,775
Deposits	845,141	808,519	850,134
Borrowings	301,389	223,098	238,861
Shareholders’ Equity	121,575	111,108	118,828

Tier 1 Leverage Capital Ratio	8.37%	8.48%	8.73%
Tier 1 Risk-based Capital Ratio	12.33%	12.48%	12.60%
Total Risk-based Capital Ratio	13.58%	13.74%	13.81%

Allowance for Loan Losses to Total Loans	1.57%	1.89%	1.88%
Non-performing Loans to Total Loans	0.74%	1.00%	1.03%
Return on Average Equity	14.80%	14.66%	15.38%

	Three Months Ended		Year To Date
	6/30/2003	6/30/2002	6/30/2003	6/30/2002
Income Statement Data
Interest Income	$17,958	$18,301	$36,094	$36,649
Interest Expense	6,044	6,667	12,090	13,212

Net Interest Income	11,914	11,634	24,004	23,437
Provision for Loan Losses	445	1,303	865	1,950

Net Interest Income after Provision for Loan Losses	11,469	10,331	23,139	21,487
Non-interest Income	2,629	3,739	5,018	6,671
Non-interest Expense	7,498	7,859	15,100	15,883

Income before Income Taxes and Cumulative Effect of Accounting Change	6,600	6,211	13,057	12,275
Income Taxes	2,105	2,003	4,237	4,007

Income before Cumulative Effect of Accounting Change	4,495	4,208	8,820	8,268
Cumulative Effect of Change in Accounting for Goodwill, net of Tax Benefit of $241	—	—	—	449

Net Income	$4,495	$4,208	$8,820	$7,819

Efficiency ratio	51.56%	51.12%	52.03%	52.75%

Net income per share before Cumulative Effect of Accounting Change	$0.56	$0.53	$1.10	$1.03
Cumulative Effect of Change in Accounting for Goodwill, net	—	—	—	(0.06)

Net income per share	$0.56	$0.53	$1.10	$0.97

Net income per diluted share before Cumulative Effect of Accounting Change	$0.56	$0.52	$1.10	$1.02
Cumulative Effect of Change in Accounting for Goodwill, net	—	—	—	(0.06)

Net income per diluted share	$0.56	$0.52	$1.10	$0.96
Weighted average shares outstanding	7,985,028	8,057,781	8,005,919	8,057,781